EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-30055, 333-35352, 333-88780, and 333-106438 on Form S-8, Registration Statement Nos. 333-58273, 333-134221, 333-151779, 333-165740, and 333-170351 on Form S-8, and Registration Statement No. 333-179106 on Form S-4 of our reports dated February 23, 2012, relating to the consolidated financial statements of SM Energy Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of new accounting guidance) and the effectiveness of SM Energy Company and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of SM Energy Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 23, 2012